FOR IMMEDIATE RELEASE: April 26, 2006

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Quarter Ended March 31, 2006

Medina, Ohio—April 26, 2006—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the quarter ended March 31, 2006, it had net income of $339,538, or $0.72 per diluted share, as compared with net income of $175,161, or $0.37 per diluted share for the same quarter in the prior year.

The Company’s net interest margin for the first quarter 2006 increased significantly, to 4.39%, from 4.02% for the same period in 2005. Net interest income was $1,349,678 for the quarter, up $233,293, or 20.9% from the first quarter of 2005. Also contributing to the improved results was a recovery of $195,000 on a loan that had been charged off in 2004. Partially offsetting these positive events was a decrease of $77,839 in gains on sales of loans, and an increase in noninterest expenses of $78,341.

Total assets increased to $129,714,000 at March 31, 2006, compared with $127,784,000 at December 31, 2005. This represents an increase of $1,930,000, or 1.5%. Loans increased $2,056,000, or 1.8% in the first quarter, to $113,245,000. Shareholders’ equity was $11,936,000, compared with $11,598,000 at year-end 2005. The Company’s book value per share at March 31 was $26.09, up from $25.36 at December 31.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. It is held by approximately 532 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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